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                                                                    EXHIBIT 23.6

                           CONSENT OF COWEN & COMPANY

We hereby consent to the references to our firm in the Joint Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 of Protocol Systems, Inc. We also confirm the accuracy in all material respects of the description and summary of our analyses, observations, beliefs and conclusions set forth under the heading Advice of Pryon's Financial Advisor therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                          COWEN & COMPANY


                                          By:          /s/ DUNCAN WEAVER


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Dated: May 24, 1996